SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM N-8A NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Parametric Structured Absolute Return Portfolio

Address of Principal Business Office:
     Two International Place
     Boston, MA 02110

Telephone Number: (617) 482-8260

Name and address of agent for service of process:
     Maureen A. Gemma
     Two International Place
     Boston, MA 02110

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES [ X ]    NO [   ]

SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 10th of August, 2011.

PARAMETRIC STRUCTURED ABSOLUTE RETURN PORTFOLIO By: /s/ Duncan W. Richardson Duncan W. Richardson President

Attest: /s/ Maureen A. Gemma
             Maureen A. Gemma
             Secretary